Exhibit 2.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 22, 2014, between Songbird Development Inc., a Nevada corporation (the “Seller”) and Igor Kaspruk (the “Buyer”).

RECITALS

WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the Seller’s right, title, and interests in and to certain real, personal, and intellectual property in exchange for certain consideration as set forth herein, and upon the other terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.             Assets to Be Sold. Subject to and in accordance with the terms and conditions hereof, the Buyer hereby purchases from the Seller, and the Seller hereby bargains, sells, assigns, transfers, and conveys to the Buyer all of the Seller’s rights, title, and interest in and to Seller’s the assets set forth on Schedule 1 hereto (the “Assets”). The Assets are sold “as is” without warranty, express or implied.

2.             Liabilities Transferred to Buyer. In connection with the purchase of the Assets, the Buyer assumes any and all liabilities, obligations or indebtedness, whether due or to become due, absolute or contingent, known or unknown other than the obligations of the Seller.

3.             Purchase Price. The purchase price of the Assets is $22,300, payable by the Buyer with 1,535,284 shares of common stock of Seller, which shares are hereby tendered to Seller for cancellation.

4.             Deliveries of Seller. In connection herewith, the Seller must duly execute assignments of all Assets necessary to vest in the Buyer good, valid, and marketable title to the Assets, or a bill of sale to evidence transfer of the Assets to the Buyer, each as requested by the Buyer.

5.             Indemnification.

a.                With respect to any Proceeding brought by someone other than the Seller or someone other than one or more Seller Indemnitees against one or more Seller Indemnitees arising out of this Agreement or Buyer’s purchase or use of the Assets (each, a “Nonparty Claim”), the Buyer shall indemnify those Seller Indemnitees against all Indemnifiable Losses arising out of that Proceeding, except to the extent that Seller negligently or intentionally caused those Indemnifiable Losses.

b.                To be entitled to indemnification under section 6(a), a Seller Indemnitee subject to any Nonparty Claim must promptly (and in any event no later than ten days after the Seller Indemnitee first knew of that Proceeding) notify the Buyer of that Nonparty Claim and deliver to the Buyer a copy of all legal pleadings with respect to the Nonparty Claim. If the Seller Indemnitee fails to timely notify the Buyer of a Nonparty Claim, the Buyer will be relieved of its indemnification obligations with respect to that Nonparty Claim to the extent that the Buyer was prejudiced by that failure and the Buyer will not be required to reimburse the Seller Indemnitee for any Litigation Expenses the Seller Indemnitee incurred during the period in which the Seller Indemnitee failed to notify the Buyer.

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c.                To assume the defense of a Nonparty Claim, the Buyer must notify the Seller Indemnitee that it is doing so. Promptly thereafter, the Buyer shall retain to represent it in the Nonparty Claim independent legal counsel that is reasonably acceptable to the Seller Indemnitee.

d.                A Seller Indemnitee is entitled to participate in the defense of a Nonparty Claim. A Seller Indemnitee may defend a Nonparty Claim with counsel of its own choosing and without the Buyer participating if (i) the Buyer notifies the Seller Indemnitee that it does not wish to defend the Nonparty Claim, (ii) by midnight at the end of the tenth day after the Seller Indemnitee notifies the Buyer of the Nonparty Claim the Buyer fails to notify the Seller Indemnitee that it wishes to defend the Nonparty Claim, or (iii) representation of the Buyer and the Seller Indemnitee by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

e.                The Buyer shall pay any Litigation Expenses that a Seller Indemnitee incurs in connection with defense of the Nonparty Claim before the Buyer assumes the defense of that Nonparty Claim, except with respect to any period during which the Seller Indemnitee fails to timely notify the Buyer of that Nonparty Claim. The Buyer will not be liable for any Litigation Expenses that a Seller Indemnitee incurs in connection with defense of a Nonparty Claim after the Buyer assumes the defense of that Nonparty Claim, other than Litigation Expenses that the Seller Indemnitee incurs in employing counsel in accordance with section 6(d), which Litigation Expenses the Buyer shall pay promptly as they are incurred.

f.                 After the Buyer assumes the defense of a Nonparty Claim, the Buyer may contest, pay, or settle the Nonparty Claim at its discretion without the consent of the Seller Indemnitee only if that settlement (i) does not entail any admission on the part of the Seller Indemnitee that it violated any law or infringed the rights of any Person, (ii) has no effect on any other claim against the Seller Indemnitee, (iii) provides as the claimant’s sole relief monetary damages that are paid in full by the Buyer, and (iv) requires that the claimant release the Seller Indemnitee from all liability alleged in the Nonparty Claim.

g.                In this agreement, the following definitions apply:

“Seller Indemnitee” means Seller, any affiliate of Seller, each Representative of any of the foregoing, and each of the heirs, executors, successors, and assignees of any of the foregoing.

“Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.

“Litigation Expense” means any reasonable out-of-pocket expense incurred in defending a Proceeding or in any related investigation or negotiation, including court filing fees, court costs, arbitration fees, witness fees, and attorneys’ and other professionals’ fees and disbursements.

“Loss” means any amount awarded in, or paid in settlement of, any Proceeding, including any interest but excluding any Litigation Expenses.

“Proceeding” means any judicial, administrative, or arbitration action, suit, claim, investigation, or proceeding.

“Representative” means, with respect to an entity, any of that entity’s directors, officers, employees, agents, consultants, advisors, and other representatives.

6.             Amendment. This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

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7.             Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof will in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

8.             Governing Law and Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof. Any legal action must also be brought in the state of Nevada.

9.             Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

10.           No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement will be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.           Further Assurances. Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after execution of this Agreement, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

12.           Severability. If any provision of this Agreement will be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof will remain in full force and will not be affected thereby, and there will be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.           Remedies Cumulative. The remedies provided in this Agreement are cumulative and will not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

14.           Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings between the parties.

15.           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, will constitute delivery of an executed original. At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

16.           Exhibits and Schedules. Each of the exhibits and schedules referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the date first above written.

Seller:	Songbird Development Inc.

	By:	/s/ Igor Kaspruk
Igor Kaspruk, President

BUYER:	By:	/s/ Igor Ksaspruk
Igor Kaspruk, Individually

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Schedule 1

[The Assets]

1. Office in Odessa, Ukraine

2. Delivery Truck

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